Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the Asset Purchase Agreement entered into on October 5, 2015 among Ridgeley Holdings, LLC, a wholly owned subsidiary of the ORBCOMM Inc. (“ORBCOMM” or the “Company”), WAM Technologies, LLC (“WAM”) and the individual owners of WAM for the acquisition of substantially all of the assets of WAM for a purchase price of $8.5 million (the “Acquisition”).

The unaudited pro forma condensed combined balance sheet information is presented as if the Acquisition had occurred on September 30, 2015. The unaudited pro forma condensed combined statement of operations information is presented as if the Acquisition had occurred on January 1, 2014.

On January 1, 2015, ORBCOMM completed its acquisition of SkyWave Mobile Communications Inc. (“SkyWave”), a leading global provider of satellite-based M2M solutions. In connection with the acquisition, ORBCOMM provided in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015 (i) audited consolidated financial statements of SkyWave as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and (ii) unaudited pro forma combined financial information of ORBCOMM giving effect to the acquisition of SkyWave, prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The unaudited pro forma condensed combined financial information for the nine months ended September 30, 2015 set forth below has been prepared by (i) aggregating (a) ORBCOMM’s historical consolidated financial data and (b) the historical financial data for WAM, (ii) adjusting certain WAM financial information to provide a consistent presentation with ORBCOMM’s financial statements and (iii) making certain pro forma adjustments thereto. The unaudited pro forma condensed combined financial information for the year ended December 31, 2014 set forth below has been prepared by (i) aggregating (a) ORBCOMM’s unaudited pro forma financial information combining ORBCOMM’s historical financial data and the historical financial data of SkyWave, as adjusted for consistent presentation with ORBCOMM’s financial statements and US GAAP, as well as pro forma adjustments thereto and (b) the historical financial data for WAM, (ii) adjusting certain WAM financial information to provide a consistent presentation with ORBCOMM’s financial statements and (iii) making certain pro forma adjustments thereto. The pro forma adjustments used in the preparation of the unaudited pro forma condensed combined financial information are based upon available information and assumptions that the Company believes are reasonable; however, the Company can provide no assurance that the assumptions are correct.

While the Company intends to have a third-party appraisal of the assets acquired and liabilities assumed, this appraisal has not yet been finalized. This financial information is very preliminary in nature, and is provided herein solely for the purposes of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations do not include costs that the Company expects to incur in connection with the Acquisition or any cost savings or other synergies that may result from the combination of the operations of ORBCOMM and WAM (or the costs necessary to achieve those cost savings and other synergies).

The unaudited pro forma condensed combined financial information has been provided for comparative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that ORBCOMM would have reported had the Acquisition occurred on the dates set forth above and should not be taken as a representation of ORBCOMM’s future consolidated results of operations or financial position.

Pursuant to the requirements of Article 11 of Regulation S-X, the historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the businesses.

The unaudited pro forma condensed combined financial information should be read in conjunction with the:

•	Audited consolidated financial statements and notes thereto of ORBCOMM as of December 31, 2014 and for the year ended December 31, 2014, included in ORBCOMM’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, filed with the SEC on March 16, 2015 and April 10, 2015;

•	Unaudited condensed consolidated financial statements and notes thereto of ORBCOMM as of September 30, 2015 and for the quarter and nine months ended September 30, 2015, included in ORBCOMM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 5, 2015; and

•	Audited consolidated financial statements and notes thereto of WAM as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 included as Exhibit 99.1 to Amendment No. 1 to ORBCOMM’s Current Report on From 8-K/A filed with the SEC on December 11, 2015.

•	Unaudited pro forma combined financial statements and notes thereto of ORBCOMM, giving effect to the acquisition of SkyWave, for the year ended December 31, 2014 included as Exhibit 99.2 to ORBCOMM’s Current Report on Form 8-K filed with the SEC on April 1, 2015.

1

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

($ in thousands)	ORBCOMM As Reported	WAM As Reported	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$58,490	$506	$(9,298	) (B)	$49,698
Cash held for acquisition	—	—	—		—
Accounts receivable, net	34,453	570	—		35,023
Inventories	17,077	—	—		17,077
Prepaid expenses and other current assets	4,961	4	—		4,965
Deferred tax assets	3,208	—	—		3,208

Total current assets	118,189	1,080	(9,298)		109,971

Satellite network and other equipment, net	195,238	122	—		195,360
Goodwill	101,899	—	7,699	(C)	109,598
Intangible assets, net	91,660	—	7,699	(C)	99,359
Restricted cash	1,195	—	—		1,195
Other assets	7,269	—	—		7,269
Deferred income taxes	51	—	—		51

Total assets	$515,501	$1,202	$6,100		$522,803

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,975	$278	$—		$9,253
Accrued expenses	22,668	—	—		22,668
Obligations under capital lease, current portion	—	—	—		—
Royalty payable	—	798	(798	) (B)	—
Due to related party	—	—	—		—
Current portion of deferred revenue	4,821	2,968	—		7,789

Total current liabilities	36,464	4,044	(798)		39,710

Note payable - related party	1,275	—	—		1,275
Note payable	150,000	—	—		150,000
Deferred revenue, net of current portion	2,532	4,348	—		6,880
Deferred tax liabilities	20,555	—	—		20,555
Other liabilities	6,015	—	—		6,015

Total liabilities	216,841	8,392	(798)		224,435

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A	936	—	—		936
Common stock	71	—	—		71
Additional paid-in capital	380,120	—	—		380,120
Accumulated other comprehensive income	(991)	—	—		(991)
Accumulated deficit	(81,654)	(7,190)	6,898	(D)	(81,946)
Less treasury stock, at cost	(96)	—	—		(96)

Total ORBCOMM, Inc. stockholders’ equity	298,386	(7,190)	6,898		298,094
Noncontrolling interest	274	—	—		274

Total equity	298,660	(7,190)	6,898		298,368

Total liabilities and equity	$515,501	$1,202	$6,100		$522,803

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

($ in thousands, except per share data)	Pro Forma Combined ORBCOMM and SkyWave (*)	WAM As Reported	WAM Adjustments (Note 2)	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Service revenues	$91,322	$—	$5,655	$—		$96,977
Product sales	70,758	—	—	—		70,758
Revenues	—	5,655	(5,655)	—		—

Total revenues	162,080	5,655	—	—		167,735

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	35,773	—	518	—		36,291
Cost of product sales	41,427	—	—	—		41,427
Cost of sales	—	258	(258)	—		—

Gross profit	84,880	5,397	(260)	—		90,017

Operating expenses:
Selling, general and administrative	50,838	1,932	20	—		52,790
Development costs	—	1,436	(1,436)	—		—
Support costs	—	783	(783)	—		—
Product development	7,418	—	1,752	—		9,170
Impairment charges - satellite network	605	—	—	—		605
Depreciation and amortization	16,215	—	187	747	(E)	17,149
Acquisition-related costs	3,819	—	—	—		3,819

Income from operations	5,985	1,246	—	(747)		6,484

Other income (expense):
Interest income	323	—	—	—		323
Other income (expense)	(176)	—	—	—		(176)
Interest expense	(4,559)	—	—	—		(4,559)
Loss on debt extinguishment	(2,649)	—	—	—		(2,649)

Total other income (expense)	(7,061)	—	—	—		(7,061)

Income before income taxes	(1,076)	1,246	—	(747)		(577)
Income taxes	1,525	—	—	—		1,525

Net income	(2,601)	1,246	—	(747)		(2,102)
Less: Net income attributable to the noncontrolling interests	159	—	—	—		159

Net income attributable to parent company	$(2,760)	$1,246	$—	$(747)		$(2,261)

Net income attributable to parent company common stockholders	$(2,797)	$1,246	$—	$(747)		$(2,298)

Per share information-basic:
Net income attributable to parent company common stockholders	$(0.05)					$(0.04)

Per share information-diluted:
Net income attributable to parent company common stockholders	$(0.05)					$(0.04)

Weighted average common shares outstanding:
Basic	56,684					56,684

Diluted	56,684					56,684

(*)	Based on the unaudited pro forma combined statement of operations for the year ended December 31, 2014 of ORBCOMM and SkyWave included in ORBCOMM’s Form 8-K filed with the SEC on April 1, 2015.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

($ in thousands, except per share data)	ORBCOMM As Reported	WAM As Reported	WAM Adjustments (Note 2)	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Service revenues	$72,833	$—	$4,572	$—		$77,405
Product sales	60,464	—	662	—		61,126
Revenues	—	5,234	(5,234)	—		—

Total revenues	133,297	5,234	—	—		138,531

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	24,788	—	422	—		25,210
Cost of product sales	44,162	—	665	—		44,827
Cost of sales	—	694	(694)	—		—

Gross profit	64,347	4,540	(393)	—		68,494

Operating expenses:
Selling, general and administrative	33,134	1,918	22	—		35,074
Development costs	—	1,097	(1,097)	—		—
Support costs	—	561	(561)	—		—
Product development	4,628	—	1,104	—		5,732
Impairment charges - satellite network	12,748	—	—	—		12,748
Depreciation and amortization	19,426	—	139	560	(E)	20,125
Acquisition-related costs	4,061	—	—	—		4,061

Income from operations	(9,650)	964	—	(560)		(9,246)

Other income (expense):
Interest income	246	—	—	—		246
Other income (expense)	307	—	—	—		307
Interest expense	(3,906)	—	—	—		(3,906)

Total other income (expense)	(3,353)	—	—	—		(3,353)

Income before income taxes	(13,003)	964	—	(560)		(12,599)
Income taxes	312	—	—	—		312

Net income	(13,315)	964	—	(560)		(12,911)
Less: Net income attributable to the noncontrolling interests	175	—	—	—		175

Net income attributable to parent company	$(13,490)	$964	$—	$(560)		$(13,086)

Net income attributable to parent company common stockholders	$(13,517)	$964	$—	$(560)		$(13,113)

Per share information-basic:
Net income attributable to parent company common stockholders	$(0.19)					$(0.19)

Per share information-diluted:
Net income attributable to parent company common stockholders	$(0.19)					$(0.19)

Weighted average common shares outstanding:
Basic	70,376					70,376

Diluted	70,376					70,376

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial

Information ($ in thousands)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of ORBCOMM and WAM.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts in accordance with U.S. GAAP. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of operations.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ORBCOMM may be required to record assets that it does not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect its intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. ORBCOMM has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the WAM assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

ORBCOMM performed a preliminary review of WAM’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, ORBCOMM is not aware of any unadjusted differences that would have a material impact on the pro forma condensed combined financial statements. As more information becomes available, ORBCOMM will perform a more detailed review of WAM’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial

Information ($ in thousands)

Note 2 — Reclassification Adjustments to WAM Financial Statements

The following reclassifications adjustments have been made to the historical statements of operations of WAM to conform to ORBCOMM’s presentation as follows:

Reclassification to historical statement of operations for the year ended December 31, 2014:

	Before Reclassification	Reclassification		After Reclassification
Service revenues	$—	$5,655	(i)	$5,655
Revenues	$5,655	$(5,655	)(i)	$—
Cost of services	$—	$518	(ii)	$518
Cost of sales	$259	$(259	)(ii)	$—
Selling, general and administrative	$1,932	$21	(ii)	$1,953
Development costs	$1,436	$(1,436	)(ii)	$—
Support costs	$783	$(783	)(ii)	$—
Product development	$—	$1,752	(ii)	$1,752
Depreciation and amortization	$—	$187	(ii)	$187

(i)	Revenues have been reclassified to service revenues to conform to ORBCOMM’s presentation in the unaudited pro forma condensed combined statement of operations.
(ii)	WAM costs and expenses have been reclassified to conform to ORBCOMM’s presentation in the unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial

Information ($ in thousands)

Reclassification to historical statement of operations for the nine months ended September 30, 2015:

	Before Reclassification	Reclassification		After Reclassification
Service revenues	$—	$4,572	(i)	$4,572
Product sales	$—	$662	(i)	$662
Revenues	$5,234	$(5,234	)(i)	$—
Cost of services	$—	$422	(ii)	$422
Cost of product sales	$—	$665	(ii)	$665
Cost of sales	$694	$(694	)(ii)	$—
Selling, general and administrative	$1,918	$22	(ii)	$1,940
Development costs	$1,097	$(1,097	)(ii)	$—
Support costs	$561	$(561	)(ii)	$—
Product development	$—	$1,104	(ii)	$1,104
Depreciation and amortization	$—	$139	(ii)	$139

(i)	Revenues have been reclassified to service revenues and product sales to conform to ORBCOMM’s presentation in the unaudited pro forma condensed combined statement of operations.
(ii)	WAM costs and expenses have been reclassified to conform to ORBCOMM’s presentation in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 give effect to the Acquisition as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 gives effect to the Acquisition as if it had occurred on September 30, 2015.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands)

Note 3 — Preliminary Purchase Price Allocation

The total consideration for the transaction is $8,500 in a debt-free cash-free transaction. The combined company will allocate the purchase price paid by ORBCOMM to the fair value of the WAM assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of WAM as of September 30, 2015. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis. Once ORBCOMM completes this analysis, additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted- average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 11 years, technology with an estimated useful life of 10 years, and trade names with an estimated useful life of 7 years, which is consistent with the estimated benefit period. Since ORBCOMM has limited information at this time to value all of the intangible assets, the estimated fair values were based primarily on current estimates of WAM’s expected future cash flows for all customer contracts and projected revenue for all trade names and technology. ORBCOMM expects that the estimated value assigned to WAM’s customer contracts is likely to change as ORBCOMM analyzes the specifics of WAM’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $38. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below:

Assets acquired:
Current assets	$574
Satellite network and other equipment, net	122

Total tangible assets acquired	696
Intangible assets acquired	7,699
Liabilities assumed	(7,594)

Total assets acquired in excess of liabilities assumed	801
Goodwill	7,699

Total purchase price	$8,500

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands)

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Sources and Uses

As of September 30, 2014, the Company had a cash and cash equivalents of $58,490 available for use in general working capital activities. The Company utilized its cash on hand to fund the Acquisition purchase price of $8,500 and related acquisition related fees of $292.

(B)	Cash and Debt

Pro forma Cash

The Acquisition was agreed to on a cash-free debt-free basis. Upon closing of the Acquisition, WAM agreed to settle all of its outstanding royalties and obligations. The adjustment to cash is comprised of the following items:

Cash payments for WAM assets and liabilities	$(8,500)
ORBCOMM transaction costs	(292)
WAM cash and cash equivalents to be distributed prior to closing	(506)

Net cash adjustment	$(9,298)

Pro forma Debt

As described above, the Acquisition was agreed to on a cash-free debt-free basis. WAM settled its royalty payable with its owners, the majority of which was funded through cash on hand, upon closing of the Acquisition.

(C) Goodwill and other intangible assets

See Note 3 – “Preliminary Purchase Price and Allocation” for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been performed. The pro forma presentation assumes that the historical values of WAM tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the valuation is finalized may differ materially from the pro forma amounts presented herein. Based on the preliminary valuation, intangible assets acquired is comprised of $6,371 of customer contracts, $1,119 of technology and $209 of trade names.

(D) Equity

The historical stockholders’ equity of WAM was eliminated upon the completion of the Acquisition. The table below summarizes the change in stockholders’ equity as a result of the Acquisition:

Accumulated Deficit
Elimination of pre-Acquisition WAM equity balances	$7,190
Estimated transaction fees	(292)

Total pro forma adjustments	$6,898

Notes to Unaudited Pro Forma Condensed Combined Financial Information

($ in thousands)

Unaudited Pro Forma Condensed Combined Statements of Operations

(E) Depreciation and amortization

Adjustments have been included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 to record estimated amortization expenses of $747 and $560, respectively, based on estimated preliminary values of the acquired intangible assets. The estimated preliminary values of the acquired intangible assets have a weighted average useful life of 10.34 years.